Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

November 6, 2017

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Reports a 22.8% Increase in Third Quarter 2017 Revenue

Omaha, Nebraska – On November 6, 2017, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) reported the following operating results:

For the quarter ended September 30, 2017

•	Total revenue increased 22.8% to approximately $16.2 million in the third quarter 2017, compared to approximately $13.2 million in the third quarter 2016,
•	Net income per Unit, basic and diluted, decreased to $0.05 in the third quarter 2017, compared to $0.07 per unit in the third quarter 2016, and
o	Inclusive of a gain on sale, net of tax, of an MF Property of approximately $1.1 million in the third quarter 2016.

Year to date September 30, 2017

•	Total revenue increased 12.6% to approximately $48.5 million year to date September 30, 2017, compared to approximately $43.1 million year to date September 30, 2016,
•	Net income per Unit, basic and diluted, decreased to $0.21 year to date September 30, 2017, compared to $0.25 per unit year to date September 30, 2016, and
o

Inclusive of gains on sale, net of tax, of MF Properties of approximately $4.4 million in the first quarter 2017, approximately $8.3 million in the second quarter 2016, and approximately $1.1 million in the third quarter of 2016.

The Partnership reported the following notable transactions during the nine months ended September 30, 2017

•	Acquired eight mortgage revenue bonds of approximately $72.1 million,
•	Contributed approximately $12.7 million to Investment in Unconsolidated Entities,
•	Sold an MF Property and realized a gain on sale, net of tax, of approximately $4.8 million,

•	Refinanced short-term Lines of Credit of approximately $60.0 million to longer term, fixed-rate financings,
•	Issued Series A Preferred Units (non-cumulative, non-voting and non-convertible) of approximately $36.1 million,
•	Purchased an interest rate cap with a notional value of $60.2 million for approximately $52,000 to hedge against the effect of increased interest rates of the TEBS I debt financing,
•

Purchased collared interest rate caps with a combined notional value of $176.0 million for approximately $497,000 to hedge the effect of increased interest rates of the TEBS II and III debt financing, and

•	Securitized 19 fixed-term, fixed-rate Term A/B Trust financings of approximately $106.8 million.

In addition, the following milestones were achieved:

•	Total assets at September 30, 2017, increased 11.6% to approximately $1.05 billion, compared to approximately $944.1 million at December 31, 2016
•	Total Mortgage Revenue Bonds owned by the Partnership increased 14.6% to approximately $779.3 million at September 30, 2017, from approximately $680.2 million at December 31, 2016, and
•

At September 30, 2017, the Partnership has further insulated itself against rising interest rates as approximately 53.9% of its debt financing is fixed rate and 46.1% is variable, compared to 44.1% fixed rate and 55.9% variable rate at December 31, 2016.

On August 7, 2017, the Partnership entered into a Subscription Agreement to issue 2,000,000 Series A Preferred Units representing limited partnership interests in the Partnership resulting in $20 million in aggregate proceeds to the Partnership.  The Series A Preferred Units are non-cumulative, non-convertible and non-voting and the Private Placement is directed solely to insured depository institutions chartered under the laws of any state or the District of Columbia, or of the United States.

In September 2017, the Partnership extended the term of its $60.2 million TEBS I debt financing until September 15, 2020.   No financing fees were paid related to this extension.  In conjunction with the extension of its TEBS I debt financing, the Partnership purchased an interest rate cap with a notional value of $60.2 million and a maturity date of September 15, 2020.  The counterparty to the Cap Agreement is Barclays Bank PLC.

In addition, on October 2, 2017, the Partnership entered into a follow-on Subscription Agreement with an existing institutional investor in the Partnership’s Preferred Units, to issue 1,000,000 Series A Preferred Units representing limited partnership interests in the Partnership, resulting in $10 million in aggregate proceeds to the Partnership.

Also, on October 25, 2017, the Partnership entered into a follow-on Subscription Agreement with an existing institutional investor in the Partnership’s Preferred Units, to issue 750,000 Series A Preferred Units representing limited partnership interests in the Partnership, resulting in $7.5 million in aggregate proceeds to the Partnership.  Effective subsequent to this transaction, the Partnership has terminated the private offering of the Preferred Units.

“We are encouraged by the additional investments in our Series A Preferred Units,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “We have been able to raise $94.5 million, from qualified institutional investors, in our Series A Preferred Units to provide us with an additional low-cost source of equity to execute on our strategy to the benefit of our Unitholders.”

Earnings Webcast/ Conference Call

The Partnership will host a webcast/earnings call for investors on Tuesday, November 7, 2017, at 4:30 p.m. Eastern Standard Time, to discuss its Third Quarter 2017 results.  Participants can access the Third Quarter 2017 Earnings Presentation in one of two ways:

•	Webcast link: https://edge.media-server.com/m6/p/9v98bcjr will be available for registration on Tuesday, November 7, 2017, approximately 30 minutes prior to the start of the call, or

•	Participants may dial 1-855-854-0934, (direct 720-634-2907), Conference ID #4588969, ten minutes before the call is scheduled to begin, to listen to the audio portion only.

Following completion of the call, a recorded replay will be available on the Partnership’s Investor Relations website at www.ataxfund.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.